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                                                                   EXHIBIT 10.04

THE TRADE BANK                                 333 South Grand Avenue, Suite 940
WELLS FARGO HSBC TRADE BANK, N.A.                         Los Angeles, CA  90071


                                 March 24, 1998

Mr. Frederick A. Findley
Jalate, Ltd.
6557 Flotilla
City of Commerce, CA 90040

Dear Fred:

     Reference is made to that certain Credit Agreement by and between Jalate, Ltd. (the "Borrower") and Wells Fargo HSBC Trade Bank, N.A. (the "Trade Bank") dated as of January 21, 1998 (the "Agreement"). Capitalized terms used herein but not defined shall have the meanings set forth in the Agreement. We have learned of the following breaches of the terms of the Agreement. Pursuant to Exhibit A - Addendum to Credit Agreement of the Agreement:

            1. Borrower will not make any loans or advances to, or investments in, any person or entity except for accounts receivable created in the ordinary course of Borrower's business. Pursuant to that certain letter agreement (the "Letter Agreement") among the Borrower, Dominique Camacho and Air Shop Ltd. ("Air Shop") dated October 17, 1997 the Borrower has acquired forty (40) shares of the Common Stock and three thousand (3,000) shares of the Preferred Stock of Air Shop.

            2. Borrower will not guarantee or otherwise become liable for borrowed money, except to Trade Bank and except for indebtedness subordinated to the Obligations by an instrument or agreement in form acceptable to Trade Bank. Borrower is a guarantor under two separate notes issued by Linroz Manufacturing Company in favor of General Electric Credit Corporation with current outstanding balances of $313,000, maturing June and November, 2000.

            3. Borrower will maintain a Current Ratio from and after December 31, 1997 not at any time less than 1.25 to 1.0. For the period ended December 31, 1997 the Borrower has indicated that the Borrower's Current Ratio will be approximately 0.80 to 1.0.

            4. Borrower will maintain Working Capital from and after December 31, 1997 not at any time less than $750,000. For the period ended December 31, 1997 the Borrower has indicated that the Borrower's Working Capital will be approximately $(770,000).

            5. Borrower will maintain Tangible Net Worth from and after December 31, 1997 not at any time less than $750,000. For the period ended December 31, 1997 the Borrower has indicated that the Borrower's Tangible Net Worth will be approximately $619,000.

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Jalate, Ltd.
March 24, 1998
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            6. Borrower will maintain a ratio of Total Liabilities divided by
Tangible Net Worth from and after December 31, 1997 not at any time greater than
2.25 to 1.0. For the period ended December 31, 1997 the Borrower has indicated that the Borrower's ratio of Total Liabilities to Tangible Net Worth will be approximately 7.70 to 1.0.

     Subject to the terms and conditions that follow, the Bank has decided to waive its default rights with respect to these breaches for the period ended December 31, 1997. Please note, however, that this waiver applies only to the specific instances described above. It is not a waiver of any subsequent breach of the same provisions of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement.

     Except as expressly stated in this letter, the Bank reserves all of the rights, powers and remedies available to it under the Agreement and any other contracts or instruments signed by the Borrower, including the right to cease making advances to the Borrower and the right to accelerate any of the Borrower's indebtedness, if any subsequent breach of the same provisions or any other provision of the Agreement should occur.

                                  Sincerely,

                                  WELLS FARGO HSBC
                                    TRADE BANK, N.A.


                                  By: /s/ Greg Richardson
                                     -----------------------
                                     Greg Richardson
                                     Vice President